EXHIBIT 99.1

Incentra Solutions, Inc. 2006 Fourth Quarter and Year-End Results Conference Call April 3, 2007

Operator:      Good morning. My name is Shawanna and I will be your conference Operator today. At this time I would like to welcome everyone to the Incentra Solutions 2006 Fourth Quarter and Year-End Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

          It is now my pleasure to turn the floor over to your host, Mr. Rene Caron Allen & Caron. Sir, you may begin your conference.

Rene Caron:      Thank you Shawanna and good morning everyone and thank you for joining us this morning. Before we start today’s call there are a few items that I would like to cover with you. First, the news release announcing Incentra Solutions financial results for the fourth quarter and year ended December 31, 2006 was disseminated over the news wire after the close of market yesterday and is currently available to download from either the Incentra Solutions website at www.incentrasolutions.com or the Allen & Caron website at www.allencaron.com. Additionally, a replay of this conference call will be available under conference calls and web casts on the company investor section of the Inc entra Solutions website.

           Finally, I’ve also been asked to make the following statements: certain information discussed on this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal Securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that it’s expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company’s inability to accurately forecast it’s opera ting results, the company’s potential inability to achieve profitability or generate positive cash flow, the availability of any required financing and other associated risks with the company’s business.

           For further information on factors which could impact the company and the statements contained herein, reference should be made to the company’s filings with the Securities and Exchange Commission including Annual

Reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Forms 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

           On the call today from Incentra Solutions, we have Tom Sweeney, Chairman and CEO, Shawn O’Grady, President and Chief Operating Officer and Anthony DiPaolo, Chief Financial Officer. Management will provide a review of the results after which there will be a question and answer period. For those participating on the call over the Internet and who wish to submit a question to be considered for the question and answer period, you can do so by clicking on the “Ask A Question” button provided on the left side of your screen. Please submit your questions as early in the call as possible. If questions sent in by e-mail or over the Internet have not been previously answered in response to an earlier question during this morning’s call, they will be asked of management as time permits. We have also already received e-mail questions prior to the beginning of this conference call.

           I would now like to turn the call over to Tom. Good morning, Tom.

Thomas Sweeney:      Hi, thank you Rene. Welcome and thank you for joining us. 2006 and in particular the fourth quarter, represent the first real results of our efforts to build a complete solutions provider serving the mid-tier enterprise market. As mentioned in our last call, we sold our broadcast business in August and since then have been focused exclusively on building our enterprise business both in the US and in Western Europe. The development of our IT services practice has generated substantial growth in our services revenues and significant improvements in our gross margins.

           We completed two acquisitions in 2006, NST and Tactix, and we believe we have completed the integration of those two companies into Incentra. We are realizing our expected synergies from these acquisitions, which Shawn will detail in his operations review. We are particularly proud of the growth in our managed services business, which increased it’s storage under management by more than 450 terabytes during the calendar year, bringing the total storage under management to more than 1700 terabytes as of December 31st.

           Lastly we have completed the first phase of our year long investments into our internal IT systems, which allow our personnel to manage customer relations, quoting of solutions and financial reporting. This investment is particularly important as it allows us to scale the business efficiently while maintaining solid controls and visibility. We’ll provide an update for the full year but we’ll focus most of our comments on the fourth quarter results as they are the best indicator of where the company is going in 2007.

           Now, I’d like to turn the call over to Tony DiPaolo, our Chief Financial Officer, for a review of the numbers. Tony.

Anthony DiPaolo:      Thank you, Tom. Good morning. I will now highlight financial performance for the three months and year ended December 31st, 2006. My comments will first cover the results for the entire year and then I will review the results for the fourth quarter.

           Revenues for the entire year of 2006 were $66.6 million compared to $37.9 million for 2005. That was an increase of 76%. The increase reflects two factors. First, is the impact of both acquisitions and organic growth on product revenue. Second, is organic growth in revenue from our service offerings. Our gross margin increased by 75% to $14.3 million for 2006 compared to $8.2 million for 2005, driven by a higher revenue volume from both products and services. Gross margin as a percentage of revenue was consistent between the years; it was 21.4% in 2006 and 21.5% in 2005.

           Operating expenses were $27.3 million compared to $19.7 million for the prior year. The increase was due to inclusion of acquisitions and the related costs of integrating those acquisitions in 2006, increased legal and audit expenses and increase in sales and marketing head count in related training, as well as investment in the IT systems that Tom mentioned and adoption of FASB statement 123R, which requires the expensing of stock options in 2006.

           The loss from continuing operations was $18.8 million for 2006. To reflect the sale of our broadcast division, we recorded net income from discontinued operations of $16 million in 2006 and a resulting net loss of $2.8 million. The net loss for 2005 was $14.2 million.

           Now, I’ll talk about comparison of fourth quarter 2006 to fourth quarter 2005. Revenues for the fourth quarter of 2006 grew by 121% over the comparable period in 2005 to $24.1 million from $10.9 million. Again, this reflects two factors: first is the growth in product revenue that was attributable to acquisition and organic growth. Second was the impact of organic growth in service revenue.

           Gross margin for the fourth quarter of 2006 was $5.8 million up 142% from the $2.4 million we reported for fourth quarter 2005. The increase reflects higher revenue volume from both products and services. Gross margin as a percentage of revenue was 24% for the current quarter compared to 22% for the prior year’s quarter. The increase in the percentage of gross margin reflects both stronger margin from product sales as well as increased contribution from services, which had gross margin of 30%.

           Operating expenses were $9.1 million for the fourth quarter of 2006 compared to $7.7 million for the year earlier period. Included in the fourth quarter 2006 total is nearly $2 million of severance and other charges, which are not expected to impact future quarter. And last year’s fourth quarter included a charge of $4.2 million for the impairment of good will. Our loss from continuing operations was $3.9 million for the current quarter compared to $7.3 million for the fourth quarter of

2005. At December 31st, 2006 we had $1 million of cash on hand and $3.7 million of unused availability under our $10 million revolving credit line. We will also be receiving $3 million during 2007 related to the sale of Front Porch.

           These resources will provide the working capital we need to execute our 2007 business plan. I will conclude my remarks with some comment about our expectations going forward. Our fourth quarter 2006 results provide us with a solid basis to measure our business. As in the fourth quarter of 2006, we remain focused on increasing revenue from services and maintaining margins on product revenue.

           As services become a larger part of the revenue mix, our gross margin grows faster than the overall rate of revenue growth since margins on services are better than margins on product sales. In addition, we made large investments in our systems and processes over the last year. Those investments are now substantially complete. We can now reasonably focus on controlling operating expenses while still supporting revenue growth.

           The fourth quarter operating expense amount included nearly $2 million of costs, which are not expected to be incurred going forward. We expect that operating expenses will decline in first quarter of 2007 compared to fourth quarter of 2006.

           With increased revenue and margins and our continuing focus of cost controls we are positioned to be operating cash flow positive. As a final note, the expectation of being cash flow positive contributed, in part, to the removal of the going concern qualification from our audit opinion for this year.

           Now, I would like to turn the call back over to Tom.

Thomas Sweeney:      Great, thanks Tony. I’d like Shawn O’Grady, our Chief Operating Officer, to provide an update on the operations of the business. Shawn?

Shawn O’Grady:      Thanks. Tony talked to you about our achievements in revenue and margin growth during the fourth quarter so let me talk to you about some of the activity that enabled a success. The fourth quarter performance really reflected the synergies that have been achieved as part of our acquisition and strategy. I’ll quickly review that strategy and also report on the specific results. When we make an acquisition, we expect to drive synergies in two specific ways. First, we expect to introduce higher value, higher margin IT services into the acquired customer base. All the solution providers that we have acquired have had very limited services portfolio, while this is a core competence for Incentra.

           The investments that we’ve made in our seven by twenty-four hour knock and our proprietary grid works monitoring the management platform, as well as in the intellectual capital that surrounds our professional services business, would not be practical for the mid-size buyers that we look to acquire. All of the services growth that we are seeing can be attributed to the introduction of First Call maintenance services, professional services and managed services into our acquired customer base. The 61% year-over-year growth in our services business is a solid indication of our success with this strategy. This reflects true value creation in our business because these services have higher margin of course, but they’re also more valuable in another important way and that is that they create a tighter longer term relationship with the client.

           During the fourth quarter, we continued our aggressive development schedule for new IT services and rolled out several new managed and professional services offerings as well as added two new technology vendors, Hewlett Packard and Network Appliance into our First Call maintenance program. The second key area where we expect to see acquisition synergy is in the area of product margin. Even though the businesses we acquire are very competent in reselling third party product, Incentra creates value in two distinct ways; our greater purchasing power creates immediate margin opportunity as does our recognized competency in enterprise storage infrastructure.

           This competency gives our acquired companies immediate credibility in competing for this lucrative part of the market. Data storage is increasing at over 50% a year and the complexity around that storage, which is primarily driven by regulatory requirements, is also increasing. Gartner Group predicts that enterprise data storage will dominate IT expenditure over the next three years, accounting for over half of all IT spent. Overall growth, increasing complexity and the rapid introduction of new technology enables an organization with storage expertise, like Incentra, to realize above average margin and that’s exactly what we’re seeing.

           Overall product margin increased by several percentage points and with 22.9% in the fourth quarter, this continues to be much higher than the margin that we see within the population of acquisition candidates that we look at and remains an upside for us as we go forward.

           At this point, we can declare success in every one of the four acquisitions as measured by the critical success factors that I’ve just outlined. The rapid growth of our service business coupled with the improvement in third party product gross profit margins have driven overall margins to over 24%, a level at which we feel should be able to allow us to generate cash flow positive environment on the current level of SG&A investment. Because we can anticipate further organic growth, as well as the possibility of future acquisitions, as Tom mentioned we have been busy creating an infrastructure to support a much larger business base. Significant investments were made in our proprietary software platform grid works and also in our production and internal business systems.

           I’m pleased to report that we have implemented a consistent integrated back office system into all of our divisions, which combines customer relationship management, quoting, ordering, invoicing and accounting. We believe that the introduction of these systems will enable us to drive even greater efficiency and quality into our existing operation but also support the business needs in the future. All in all, I’m very excited about the accomplishments of the fourth quarter and the momentum that we’ve carried into the new year.

           I’ll turn the call back over to Tom.

Thomas Sweeney:      Thanks, Shawn. Today, Incentra is one of only a handful of companies capable of providing complete solutions to its customers. That means Incentra is able to provide professional services, hardware and software, financing solutions, and most importantly, remote monitoring and management of IT infrastructures. This complete solutions approach is the key that differentiates us from our competitors and it adds significant value to the solutions we provide to our customers, yielding higher gross margins for the company.

           Gartner, a yielding IT industry analyst, recognized Incentra’s capabilities to remotely manage storage systems for customers in a storage outsourcing article they published in March of this year. That article, and subsequent industry articles and forecasts, demonstrate that managment storage is the number one issue enterprise customers face and outsourcing is a viable solution. We plan to exploit this opportunity.

           Phase 1 of our business plan is to get the company to the $100 million run rate as quickly as possible. We accomplished this in two short years by both acquiring businesses which were synergistic and through heavy investment in organic growth. The $100 million run rate is important as it allows the company to operate at cash flow positive while maintaining its heavy investment in growing its services revenues.

           We are now in Phase 2 of our business plan which is to grow our services revenues at a significantly faster pace than the business overall. This will provide increased gross margin as it increases cash flows as we grow forward.

           Growing our services revenues is the key to creating a company profile which will attract investors and create shareholder returns which are above market rates. We will continue to evaluate acquisitions; searching for those transactions which we feel are a best fit and can be accretive to our business plan.

           Our expectations for 2007 are as follows. Revenues will be between 110 and $120 million for the year. Services revenues will grow 50% over 2006. Gross margins will improve in the aggregate as services volumes increase. SG&A expenses will be down significantly from 2006 levels as a percentage as we have completed our integration work, eliminated redundant headcount costs and completed the implementation of our IT systems. And we expect to be cash flow positive for the year.

           That’s it for our comments. We’ll now open the call for questions.

Operator:      At this time, I would like to remind everyone if you would like to pose a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, if you do have a question, please press star then the number one on your telephone keypad.

           I am showing there are no questions from the phone lines. I would like to return the call back over to Mr. Caron.

Rene Caron:      Thank you, Shawanna. I guess most of the questions Tom, got submitted by the email method because we do have a number of questions that are in the email category. So, let’s start with those.

           First, you just indicated that you expect to do between 110 and 120 million in sales in 2007. How do you see the principle drivers that will be contributing to that level of revenue and where do you see the biggest growth coming from? Is it in services or in product sales?

Thomas Sweeney:      So, the largest growth in terms of revenues will come from the services sector. That’s both professional services, First Call services, as well as our managed services solutions although we do expect to see growth in some of the product revenue as well because of the added sales capacity that we have.

Rene Caron:      As a follow up to that, do you have, can you give us a breakdown between the services revenue component and the product revenue component of your sales in 2006 and what you’re looking for in 2007?

Thomas Sweeney:      Well, from the fourth quarter 2006, services revenues represented just slightly above 20% of the revenues during the fourth quarter. We would expect to end 2007 with services revenues somewhere in the low 20% range, meaning somewhere around 22 to 25% of revenues.

Rene Caron:      And of course the balance would be product.

Thomas Sweeney:      It would be product.

Rene Caron:      You’ve done four acquisitions in the last two years. Do you expect to continue at that same pace of two per year in this year and when might we expect to see the next acquisition occur?

Thomas Sweeney:      So, it’s a little bit hard to predict when acquisitions would close but based on what we are seeing in terms of companies that we think fit our profile and our desire to be able to continue to do accretive transactions, it would not be an unreasonable expectation to see us complete two transactions this year. And I would say that from a timing perspective, it is possible that something could happen within the next six months.

Rene Caron:      Okay, we have another question. This is from a private investor. What sections of the country are your highest priorities for acquisitions since you’ve basically built a west coast, midwest footprint? What are you looking for going forward?

Thomas Sweeney:      So, priorities from an acquisition perspective would be best described as completing the development of a full national footprint. So, that means that the northeast, the mid-Atlantic, the southeast, the south and to some degree, portions of the midwest would all be priorities for us in terms of adding resources and customers.

Rene Caron:      Thank you. Another question deals with a breakdown of revenue geographically between the domestic and international. Do you have a breakdown you can share with us of revenue between the US business and the business you’re doing in Europe?

Thomas Sweeney:      Tony, do you know the breakdown off the top of your head from UK?

Anthony DiPaolo:      I believe it’s less than 5% came from Europe; international contributions approximately 5% of the total.

Rene Caron:      And do you expect that you might be doing any acquisitions to expand your base in Europe or are your acquisitions principally focused on North America?

Thomas Sweeney:   The focus is on the US or North America.

Rene Caron:   Okay. Do you think you’re going to need to raise any money to fund any of these acquisitions?

Thomas Sweeney:   We are not planning, at this time, to raise any equity in the company so, while we may need to raise debt as an example for a transaction, we are not expecting to sell equity to complete the transactions.

Rene Caron:   Thank you. We have another question; it actually relates back to the Front Porch Digital situation. In the news release, you mentioned the $3 million that you expect to receive from Front Porch Digital in 2007 as a result of the sale. What will that revenue or what will that cash be for and what do you expect to receive any future payments beyond that related to the sale?

Anthony DiPaolo:   The $3 million that we’re expecting to receive relates to that sale this year reflect amounts that were held back from the sale price last summer. The sale closed in July of 2006 and so there was a one year delay so that we could clean up any open items over that term. We expect that in July of the coming year, the $3 million will come our way.

Thomas Sweeney:   There is a little more detail there, so $2.5 million was held back in an escrow that would be released in late July or early August; a half million was related to the royalty payments and those royalty payments will continue for the next two years. They are equivalent to 5% of the software that Front Porch sells on an annual basis. So, we would expect to receive additional funds in 2008 and 2009.

Rene Caron:   Thank you. Another question deals with the cash flow prediction for 2007. You said that you’d be cash flow positive for the year. In what quarter do you expect that you’ll turn cash flow positive and what is your expectation as far as profitability; the timing of turning profitable?

Thomas Sweeney:   I would expect that we would cross over into the cash flow positive territory in the second quarter of 2007.

Rene Caron:   Uh huh. Any expectation on profitability as far as timing is concerned, at this time?

Thomas Sweeney:   You know, we do have substantial non-cash charges that we incur, for example, the cost of stock options that we expense and so those amounts will likely contribute to a loss for 2007.

Rene Caron:   Thank you. I have a couple more questions here that came in via the email. One is what is your target gross margin in 2007 for products and what is your target gross margin in 2007 for services?

Thomas Sweeney:   Shawn, why don’t you go ahead and answer that?

Shawn O’Grady:   We set internal targets for 2007 that would have the product business in the 19% gross margin range and services in the 30% gross profit range. That’s where we’ve set our internal targets.

Rene Caron:   And lastly, there has been talk off and on about listing on a national exchange. Could you give us an update on that assuming of course that it’s still a near term goal of management?

Thomas Sweeney:   Well, it’s certainly a goal of management. If near term means accomplishing it during the calendar year 2007 that may be difficult to accomplish. But to provide a little more clarity to it, we believe there are two impediments to getting to a major exchange. The first one is removing or getting converted, Series A shares that we have into common or satisfy liquidation preference. We think that’s an impediment and of course, the share price itself is still lower than would be required to move to a major exchange. We do believe that the Series A preference is related to the overall share price of the company. So, we have started the process to understand what are the options and methods that we could use to get rid of the Series A preference that we have today and collapse to a single class of stock which we think is the first step in getting prepared and onward to a major exchange.

Rene Caron:   Thank you and actually we just had one more question come in and it has to do with sort of the economic outlook going forward. There are some economic pundits that are predicting a slowdown in the economy in the upcoming year. How do you see that, if it occurs, impacting your business and what are the biggest risks you face in achieving your goals for 2007?

Thomas Sweeney:   Well you know, from a macro economic perspective, we would be most concerned if the volume of capital expenditures in the enterprise space were to drop significantly. That in itself would present the single largest problem to us. We do not believe that that’s the case in 2007. Primarily, because there is such a heavy investment going on in the IT space and in more particular, in the storage segment of the space so we feel that we don’t see an upcoming slowdown on it. Part of what insulates us from that type of slowdown is increase in the volume of services we deliver because they are not as dependent on the same type of capital expenditures cycle.

      We have a number of risks that we look at and that we profile for the business overall. You know, we would tell you that the greatest risk that we face today is managing the growth inside our business organically and with our acquisitions, so that we effectively deliver the services that are being sold to our customers. And so that receives the greatest amount of attention from the management team.

Rene Caron:   Thank you, Tom. That actually concludes the questions in the email category and I think we’ve pretty much used up the time allotted for question and answer, so I’d like to turn the call back to you for any closing remarks, Tom.

Thomas Sweeney:   No, I think the thing to mention to everybody who is listening in is that the fourth quarter was a spectacular quarter for the company. You know, getting to the $24, 25 million mark in terms of revenue was quite an accomplishment. Our personnel both in the field and at headquarters, I think, are aligned the right way. I think our people are highly motivated and I think our customers are responding to the types of solutions and services that we provide. So, we’re looking forward to a spectacular 2007 and I’ll look forward to updating everybody with first quarter results. And that’s it.

Rene Caron:   Thank you, everyone. That concludes this morning’s call.

Operator:   Thank you. This does conclude today’s conference call. You may now disconnect and have a great day.